STAAR SURGICAL EXPANDS SALES AND REGULATORY/QUALITY ASSURANCE TEAMS

MONROVIA, CA, Oct. 27, 2006—STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced that during the month of October it has added senior executives to both  its sales team and regulatory/quality assurance team.

George Ludwig joined STAAR as the new Regional Sales Manager for the Great Lakes region, which includes the major cities of Chicago, Minneapolis, Milwaukee, Detroit, Cleveland and Indianapolis.  Mr. Ludwig was initially engaged by STAAR to present at the Company’s National Sales Meeting in June 2006. He became interested in pursuing an ongoing relationship with STAAR as he learned about the benefits and opportunities associated with the Visian™ICL. Mr. Ludwig brings more than 25 years of sales, sales management, sales training, and seminar presentation experience to STAAR.  He is the president and CEO of George Ludwig Unlimited, Inc., whose clients include Johnson & Johnson, Abbott Laboratories, Sprint and Southwest Airlines.  Prior to founding his own firm in 2001, Mr. Ludwig held various positions at Johnson & Johnson, most recently National Sales Manager, Corporate Accounts, where he played a lead role driving sales revenues to more than $25 million in one year. He has also served in sales and sales management for various organizations in the healthcare industry including Haemonetics, Nellcor, Eli Lilly (Physio-Control), and CooperVision.  Mr. Ludwig is a noted lecturer on techniques to maximize sales performance and is the author of 60 Quick Tips to Improve Your Position in Life and Business and Power Selling: Seven Strategies for Cracking the Selling Code.

“George’s background in medical sales and his dynamic presentation at our national sales meeting, convinced us that he would be an asset to our sales team on a permanent basis,” said David Bailey, president and CEO of STAAR Surgical.  “Under his leadership, we believe we will be able to improve our sales performance and the execution of the Visian™ ICL marketing plan in the Great Lakes region.  In addition, George will assist in the development and implementation of sales and continuing education training programs nationwide, which we believe will allow us to further strengthen our sales force.”

“I am very happy to welcome George to the STAAR Surgical sales organization,” added Nick Curtis, senior vice president, sales and marketing at STAAR Surgical.  “George brings 25 years of success and expertise in sales, sales management and motivational training to our team.  His broad experience in sales and the sales process should be highly relevant to our goal of effectively integrating the Visian™ ICL into the surgical practices of our customers.  I believe he will be a valuable resource to our partner surgeons as he helps them integrate this premium refractive procedure into their businesses and ultimately drive growth in their practices.”

The Company also announced that Rob Lally has joined STAAR as its new Vice President, Quality Assurance and Regulatory Affairs.  Prior to joining STAAR, Mr. Lally was most recently the Director of International Regulatory Affairs at Johnson & Johnson Vision Care in Florida.  In addition, Mr. Lally was previously Head of the Medical Devices Sector of the British Standards Institution, the National Standards Body of the United Kingdom responsible for independent certification of a variety of systems and products.  Prior to this, he was a senior consultant at Quintiles, a global quality and regulatory consulting firm. Mr. Lally also served as General Manager, Quality and Certification at AMTAC Laboratories, a leading European Union notified body where he managed the medical device and drug sector

“We are excited to welcome Rob, who has been a pioneer in the implementation of quality assurance regulations throughout the globe,” continued Mr. Bailey.  “His depth of experience coupled with his proven leadership capabilities will enhance our well-honed quality assurance and regulatory affairs team.  Even before joining the U.S. ophthalmic industry, Rob was very familiar with the FDA’s regulatory requirements as a consultant and lecturer, and he has also served as a liaison to the FDA in the Agency’s efforts to harmonize U.S. regulatory requirements and regulations with international standards.  We believe this expertise and his global perspective uniquely qualify him to lead our team and look forward to his many contributions.”

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma.  STAAR’s ICL is approved by the FDA for use in treating myopia, has received CE Marking and is approved for sale in 43 countries.  More than 50,000 ICLs have been sold worldwide.  More information is available at www.staar.com.

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